Exhibit 99.1
PRESS RELEASE
INX Approved For Listing On The Nasdaq Stock Market
HOUSTON—(BUSINESS WIRE)—April 17, 2006—INX Inc. (AMEX:ISR; “INX” or the “Company”) today announced that Nasdaq has approved the listing of the Company’s common shares and warrants on The Nasdaq Capital Market. Consistent with the transfer of its listing to The Nasdaq Capital Market, INX expects trading of INX common stock and warrants on the American Stock Exchange to cease as of the close of business on or about Friday, April 21, 2006.
INX expects that its common stock and warrants will begin trading on the Nasdaq Capital Market on Monday, April 24, 2006, under the ticker symbol INXI for its common stock and INXIW for its warrants.
James Long, INX’s Chairman and CEO stated, “We are excited about our transition to the Nasdaq. As a growing technology company, we believe Nasdaq will provide INX with enhanced visibility and liquidity for our company’s shares and that this will ultimately lead to enhanced value for our shareholders. I would, however, like to extend our appreciation to the people of the American Stock Exchange for their support of our company in the public capital markets in recent years, a period in which INX has grown substantially.”
SAFE HARBOR STATEMENT
This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subject in our future filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
Various risks and uncertainties are set forth from time to time in the Company’s public statements and its most recent Annual Report filed with the SEC on Form 10-K for 2005, which the Company makes available on its web site in PDF format at www.inxi.com/Information/sec.asp,
Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

ABOUT INX INC.:
INX Inc. is a network infrastructure professional services firm delivering best-of-class “Business Ready Networks” to enterprise organizations. INX offers a full suite of Advanced Technology solutions that support the entire life-cycle of IP Communications systems. Services include design, implementation and support of IP network infrastructure for enterprise organizations including routing and switching, IP Telephony, messaging, wireless, network storage and security. Operating in a highly focused manner provides a level of expertise that enables us to better compete in the markets we serve. Our customers for enterprise-level Cisco-centric advanced technology solutions include large enterprises organizations such as corporations, public schools as well as federal, state and local governmental agencies. Because we have significant experience implementing and supporting the critical technology building blocks of IP Telephony systems and other IP Communications advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com.
CONTACT:
INX: Brian Fontana, Chief Financial Officer, 713-795-2000
Investor Relations: Jim Blackman, PR Financial Marketing LLC., 713-256-0369 or
jimblackman@prfinancialmarketing.com